August 2, 2006

Mr. Victor Fortkiewicz

Executive Director

NJ Board of Public Utilities

Two Gateway Center

Newark, NJ 07102

Re:

I/M/O the Joint Petition of Public Service Electric and Gas Company and Exelon Corporation for Approval of a Change in Control of Public Service Electric and Gas Company, and Related Authorizations,
Dkt No. EM05020106
OAL Dkt No. PUC-1874-05

Dear Mr. Fortkiewicz:

The significantly enhanced settlement proposal that we provided to you and to all the parties in the Exelon /PSEG merger proceeding last week was our last and best offer in an effort to bring the proceeding to a successful, timely conclusion. As we have discussed several times in the interim, Exelon and PSEG have considerable flexibility with respect to the various elements within the proposal, but we do not have the ability, consistent with our fiduciary duties and the current financial condition of PSE&G, to increase the overall size of the proposal. We believe that our proposal will provide approximately $1.46 billion of positive benefits to PSE&G’s ratepayers and the State of New Jersey, as depicted in the attached Term Sheet, which was provided to you last week.

As we have also discussed, the Exelon Board is scheduled to meet this Friday afternoon. It is important that Exelon management be able to convey to its Board whether the BPU Staff will agree in principle to settle this matter within these overall financial parameters. As you know, many of the active parties in the proceeding, including every major labor union representing PSEG employees, customers, and competitors, have already indicated that these terms are acceptable, assuming the Staff is satisfied. If the Staff accepts these overall terms, we expect to be able to complete negotiations on a comprehensive merger stipulation with the Staff and a majority of the active parties in the case by the third week in August.

If we can complete a settlement within these parameters and within this time frame, we would file the merger stipulation with the Administrative Law Judge (ALJ) late in August, the ALJ would review the stipulation, and after providing his recommended decision, the BPU Commissioners could consider the stipulation and his recommendation at a BPU meeting at the end of September. Such a schedule will allow for full due process for all of the parties, and would conclude this proceeding approximately 20 months after the petition was filed. It could allow PSE&G to begin providing the substantial rate credits embodied in the Offer to customers as early as November 1, 2006.

If the Staff cannot agree in principle to these overall terms or the resultant timetable, we will so inform the Exelon and PSEG Boards. In such case we believe it is likely that we will be directed to withdraw the merger application and terminate our Merger Agreement. In such case the benefits provided by the merger to PSE&G’s customers and to the State will be lost, and PSE&G will need to pursue its pending requests for approximately $200 million per year of electric and gas base rate relief. This is not a threat. It is just a factual statement of where both Companies are in terms of financial capability 20 months after entering into their Merger Agreement.

As mentioned, the Offer is outlined in detail in the attached Term Sheet. The Offer represents over $1.46 billion in positive benefits to the State of New Jersey. It includes $600 million of cash to be used in a combination of rate credits and funding for targeted customer and State benefits to be made available between the closing of the merger and January 2009. The $600 million represents value equal to ten years of the gross synergies ($60 million/year) expected from the merger and more than five times the value offered in January. The combination of rate credits and funding would provide immediate, direct benefits to PSE&G’s customers, as well as to a variety of parties litigating the case, and could be used to provide funding for a number of programs that benefit the public at large (assistance for low income customers, economic development, conservation and energy efficiency projects to name a few). The $600 million package also could permit a substantial contribution to an Infrastructure Development Fund, to be established by the State of New Jersey.

The Offer also includes withdrawal of PSE&G’s pending electric rate case coupled with a four-year rate stay out (until January 1, 2011). There is simply no other way that PSE&G’s customers can achieve such an attractive result. The Offer of Settlement also reflects settlement of the pending $133 million/year gas rate case for $80 million/year with new rates to be implemented January 1, 2007 and no additional base rates to be effective prior to January 1, 2009. PSE&G’s Gas Utility earned a return on equity of less than 4% for the 12-months ending June 30, 2006, which is clearly inadequate. Settlement of the gas case on this basis will assist in being able to maintain PSE&G’s credit ratings.

The Offer also directly addresses any remaining issues pertaining to the impact of the merger on competition. The Petitioners believe that their recent settlement with the Antitrust Division of the United States Department of Justice represents a definitive resolution of the so-called market power issues. Nonetheless, in light of the continuing concern over certain limited “screen failures” identified in the most recent analysis of the competitive issues completed by the PJM Market Monitoring Unit, Petitioners are proposing additional behavioral mitigation which the PJM Market Monitor has analyzed. The MMU has recognized that the behavioral mitigation measures outlined in the Offer are effective.

The Offer also includes locating the headquarters of Exelon Energy Delivery Company (parent company of PSE&G, ComEd and PECO) in Newark. Finally, the Offer references a comprehensive draft Settlement Agreement that has been developed by the parties to the case that addresses numerous issues that have been resolved in the course of the ongoing settlement discussions. These issues include safety, reliability and customer service, maintaining the PSE&G capital program, maintaining 16 existing New Jersey Customer Service Centers for a minimum of five years, corporate governance, accounting, pension and other post-employment benefits (“OPEB”) liabilities, service company issues, and affiliate standards.

This Offer is not being made in a vacuum. By having sent the Merger Application to the Office of Administrative Law for a formal hearing, the Board has provided the parties to the case an extensive opportunity to consider the issues presented by the merger very thoroughly, including many millions of pages of documentation from Exelon and PSEG. The parties to the proceeding have completed extensive discovery in the case, have participated in lengthy hearings before an Administrative Law Judge (17 hearing days over three months), and have had extensive formal and informal settlement negotiations (7 settlement meetings, 7 additional reliability settlement meetings, numerous independent discussions, i.e. accounting/OPEB, governance, service company). In short, the process leading to this point has been extraordinarily thorough, affording all parties to the case an opportunity to thoroughly examine the proposed merger. After such an extensive process, the matter is fully ready for resolution. We need to know as soon as possible whether the Staff is willing to enter into a settlement that will bring these considerable benefits of the merger to New Jersey.

In January, in testimony of John W. Rowe, the Petitioners offered to provide rate credits to PSE&G’s customers of $120 million, which represents 75% of the expected synergies resulting over a four year period from the transaction. The 75% sharing mechanism is consistent with Board precedent.1 However, settlement discussions in the case have made it clear that the parties do not believe that offer is generous enough. In addition to Mr. Rowe’s initial commitment of $120 million consistent with prior BPU precedent, we have made two previous enhanced settlement offers, both of which have been rejected by the Staff. In neither case has the Staff provided us with a counter proposal.

We have not made this Offer lightly. We believe that the merger represents both an attractive transaction from the perspective of our two corporations and a significant public benefit to the Citizens of New Jersey. We believe that the record in

_________________________

1 I/M/O The Joint Petition Of FirstEnergy Corp. and Jersey Central Power & Light, D/B/A GPU Energy, for Approval Of A Change In Ownership And Acquisition Of Control Of A New Jersey Public Utility And Other Relief, BPU Docket No. EM00110870, Order dated October 9, 2001, page 20 the case shows conclusively that the merger meets the positive benefit standard established by the BPU for approval. Without the merger, the benefits outlined above will be lost, and PSE&G will need immediate substantial rate relief.

We respectfully request you provide us a response so that it can be communicated to our respective Boards of Directors.

Sincerely,

/s/ Elizabeth A. Moler Elizabeth A. Moler	/s/ R. Edwin Selover R. Edwin Selover
Executive Vice President	Senior Vice President and General Counsel
Exelon Corporation	Public Service Enterprise Group Incorporated

C:	Jeanne M. Fox, President
Frederick F. Butler, Commissioner
Connie O. Hughes, Commissioner
Joseph L. Fiordaliso, Commissioner
Parties of Record

Privileged and Confidential	July 26, 2006

Prepared for Settlement Discussions

Exelon/PSEG Merger Value of Merger to Customers/New Jersey September 2006 - January 2011	$1.46 billion

Targeted Customer and State Benefits	$600 million

•	$600 million to be made available beginning 30 days after merger close through December 31, 2008 for targeted customer and State benefits, as determined by BPU/Settling Parties for:
•	Reductions to customers’ rates
•	Economic development
•	Conservation/Environmental/Energy Efficiency projects
•	Assistance for low income customers
•	Infrastructure Development Fund

•	Settlement resolves pending Market Transition Charge (MTC) deferrals.

Pending Rate Cases/Stay-Outs	$220 million

•	$64 million/year electric case
•	Withdraw pending $64 million/year electric case
•	4-1/3 year electric rate stay-out; no increase in electric base rates prior to January 1, 2011
•	Customer value $220 million through 12/31/10 (based upon $50 million/year settlement value)

•	$133 million/year gas rate case
•	Settle pending gas rate case for $80 million/year
•	Implement new rates January 1, 2007 ($80 million/year)
•	No additional gas base rate increases effective prior to January 1, 2009

Reliability and Customer Service

•	Implement Reliability and Customer Standards to assure continuation of PSE&G’s high quality service, with reasonable performance penalties.

•	Maintain existing PSE&G capital program, providing approximately $2 billion of investment in New Jersey infrastructure through December 31, 2010.

•	Maintain 16 existing New Jersey Customer Service Centers for five years.

Employees

•	Agreement with all unions representing PSE&G employees, providing no forced layoffs through May 1, 2011.

Competition

•	Implement requirements of United States Department of Justice and Federal Energy Regulatory Commission.
•	In addition, implement the following additional behavioral remedies to resolve all market power issues, with concurrence of PJM Market Monitoring Unit (MMU):
•	Aggregate Energy Market—Bid each nuclear generating unit in PJM East at no higher than its marginal cost
•	PJM East Constraint Relief—Authorize PJM to impose cost-based bid cap on Essex Generating Station owned by Exelon E&G
•	Capacity
•	Current Market—Bid all excess generating capacity (net long capacity position, as determined by PJM) at a price of zero.
•	Reliability Pricing Market—When RPM is implemented, bid each generating unit in PJM East at the unit’s avoidable cost as determined by the PJM MMU.
•	Comply with PJM MMU operating requirements.

Other

•

Increase PSE&G charitable contributions to 20% above 2005 level ($6.3 million) for five years. Assures charitable contributions of $37.5 million over the next five years (increment of $5 million through December 31, 2010).

•	PSE&G to remain a New Jersey company, with headquarters in Newark, New Jersey.

•	Headquarters of Exelon Energy Delivery (parent company of PSE&G, ComEd and PECO) to be relocated from Chicago, IL to Newark, NJ (EEG Generation to be headquartered in PA).

•	PSE&G Directors to consist of at least 40% percent persons who (i) are “independent” under New York Stock Exchange requirements, and (ii) meet New Jersey residency requirements.

•	Interim approval of Service Company; Company to file for final approval within one year after closing.

•	Corporate Governance, Accounting, and other matters to be resolved in accordance with Exelon PSEG 7/26/06 settlement proposal.

Increased State Corporation Business Tax Revenues	$170 million

•

State revenues under the New Jersey Corporation Business Tax (CBT) are estimated to increase by approximately $100 million in the State’s fiscal year ending June 30, 2007, $25 to $40 million in the State’s fiscal year ending June 30, 2008 and by $10 to $30 million per year thereafter (through December 31, 2010) on an ongoing basis as a result of the merger.

Improved Nuclear Performance	$465 million

•	Increased nuclear generation expected to reduce wholesale electric prices; value based upon Schnitzer testimony through December 31, 2010.